Exhibit 5

                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                          Telephone: 305.892.1122
Miami, Florida 33181                                     Facsimile: 305.892.0822



June 22, 2001


Sea Shell Galleries, Inc.
225 Oser Drive
Happaugue, NY 11788

Gentlemen:

I have acted as special counsel to Sea Shell Galleries, Inc., a Nevada corporation (the "Corporation"), in connection with the offering of 250,000 shares of Common Stock to be issued pursuant to agreement with consultant. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the issuance of shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock when issued in accordance with the terms of the consultant agreement will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                       Yours very truly,



                                       /s/ JOEL BERNSTEIN, ESQ., P.A.
                                       ----------------------------------
                                       Joel Bernstein, Esq., P.A.
JB:jm